                                                                     EXHIBIT 2.1

                             STRICTLY CONFIDENTIAL



                       SHARE SALE AND PURCHASE AGREEMENT
                       ---------------------------------


                                    between


                           J. Lauritzen Holding A/S,

                  EQT Scandinavia Ltd. as Investment Manager

                                      and

                        York International Corporation

Between             J. Lauritzen Holding A/S
                    (Reg. No. A/S 40.031)
                    Sankt Annae Plads 28
                    1291 Copenhagen K
                    Denmark
                    (hereinafter referred to as "Lauritzen")

                    EQT Scandinavia Ltd. as
                    the investment manager for a consortium of direct investors listed in Schedule 1
                                        ----------
                    (hereinafter the direct investors are jointly referred to as "EQT")



and                 York International Corporation
                    P.O. Box 1592-364B
                    York, PA USA 17405-1592
                    (hereinafter referred to as "the Buyer")

(Lauritzen and EQT are hereinafter jointly referred to as the "Sellers" and the Sellers and the Buyer are hereinafter jointly referred to as the "Parties" or individually a "Party".)

WITNESSETH, that

WHEREAS, Lauritzen is a public limited company incorporated under the laws of Denmark with its shares listed at the Copenhagen Stock Exchange;

WHEREAS, EQT Scandinavia Ltd. is a public limited company incorporated under the laws of Guernsey and who is acting as the investment manager for the direct investors listed in Schedule 1 and who is the general partner of EQT Scandinavia I Limited Partnership and of EQT Scandinavia I Limited Partnership II;

WHEREAS, the Sellers are the owners of the entire subscribed for and issued share capital, equal to DKK 380,000,000 (Three hundred and eighty million Danish Kroner), in Sabroe Refrigeration

A/S, a public limited company incorporated under the laws of Denmark;

WHEREAS, Sabroe Refrigeration A/S and its subsidiaries and associated companies are engaged primarily in the production, marketing, sales and after sales services of refrigeration equipment for industrial and marine purposes mainly;

WHEREAS, the Buyer is a public limited company incorporated under the laws of the United States of America and is part of a group, the activities of which include production, marketing, sales and after sales services of refrigeration equipment for industrial and marine purposes and, consequently, has a profound knowledge of the business activities conducted by Sabroe Refrigeration A/S and its group and a similar knowledge of the current terms of the relevant markets and the major competitors engaged in such markets;

WHEREAS, the Buyer has completed a due diligence review of Sabroe Refrigeration A/S and its subsidiaries based on the Due Diligence Documentation (as defined below) and the Buyer has participated in meetings with the management of Sabroe Refrigeration A/S during which meetings the Buyer has received additional information on Sabroe Refrigeration A/S and its subsidiaries;

WHEREAS, the Sellers wish to sell all their shares in Sabroe Refrigeration A/S and the Buyer wishes to acquire these shares for the consideration, upon the terms and subject to the conditions herein set forth;

NOW, THEREFORE, on the basis of the representations, warranties, covenants and agreements contained in this Share Sale and Purchase Agreement, it is hereby agreed as follows:

DEFINITIONS
-----------

For the purposes of this Share Sale and Purchase Agreement, unless the context otherwise requires, the term

"Accounting Principles" means the accounting principles stated in the Consolidated 1998 Accounts;

"Agreement" means this Share Sale and Purchase Agreement including all the Schedules hereto;

"Associated Companies" means the companies set forth in Schedule 2;
                                                        ----------

"Buyer's Group Companies" means the Buyer, and any company or other legal entity controlled - directly or indirectly - by the Buyer;

"Claims" shall have the meaning set forth in clause 8.2.1.

"Closing" shall have the meaning set forth in Section 4;

"Closing Date" means June 15, 1999 or such later date agreed upon between the Parties pursuant to clause 4.1;

"Company" means Sabroe Refrigeration A/S, Reg. No. A/S 225.531 with the Danish Commerce and Companies Agency, with its registered address at Christian X's Vej 201, 8270 Hojbjerg, Denmark;

"Consolidated 1998 Accounts" means the audited annual accounts of the Company and the group accounts as per December 31, 1998 enclosed as Schedule 3 to this
                                                            ----------
Agreement and as approved by an ordinary meeting of shareholders held on March 12, 1999;

"Control" means the direct or indirect possession of more than 50 percent of the ownership interest or the voting rights of a legal entity or the right to appoint or remove the majority of the members of the board of directors or the similar management level of a legal entity;

"Cost of Equity Adjustment" means 5 percent per annum calculated as 360 days;

"Due Diligence Documentation" means the documentation set forth in Schedule 4;
                                                                   ----------

"Group" means the Company, the Subsidiaries and the Associated Companies;

"Group Company" means the Company or any Subsidiary or Associated Company;

"Knowledge" means

1. with respect to the Sellers the actual knowledge of any of the Sellers' respective officers and directors set forth in Schedule 5 (Section 1) after
                                                   ----------
    having made due inquiries of the persons listed in Schedule 5 (Section 2), and

2. with respect to the Buyer the actual knowledge of any of the officers and directors of the Buyer involved in this transaction as well as of their legal and financial advisors;

"Loss" means a documented loss, claim, liability, cost or expense recoverable under the laws of Denmark;

"Management" means the persons listed in Schedule 6;
                                         ----------

"Management Subscription Rights" means the right of the Management according to the convertible loans to subscribe for new shares in the Company on the terms set forth in Schedule 7 and the creditor's rights pertaining to the convertible
             ----------
loans referred to in the said Schedule;

"Management Subscription Rights Consideration" means any amount to be paid at or prior to Closing by the Company as set forth in clause 1.2

"Purchase Price" means the amount in Danish Kroner referred to in clause 2.1.;

"Shares" means all of the shares issued by the Company, equal to nominal DKK 380,000,000 (Three hundred and eighty million Danish Kroner).

"Shareholders' End of March Adjustment" means the amount in Danish Kroner determined pursuant to the principles of calculation and dispute resolution mechanism set forth in Schedule 8;
                      -----------

"Subsidiaries" means the companies listed in Schedule 9;
                                             ----------

"Taxes" means all taxes, including VAT and other levies, duties, charges, stamps and imposts of whatever nature imposed by a tax authority,


1.      Purchase and sale of the Shares etc.
        ------------------------------------

1.1 Upon the terms and subject to the conditions of this Agreement, the Sellers shall sell the Shares and shall undertake that the Management sells the Management Subscription Rights to the Buyer and the Buyer shall purchase the Shares from the Sellers and the Management Subscription Rights from the Management, all with effect from Closing.


1.2 The Company shall offer each member of the Management to acquire such member's part of the Management Subscription Rights at Closing in consideration of a cash payment to be made by the Company equal to the part of the Purchase Price attributable to each member's part of the Management Subscription Rights. The Consideration payable by the Company shall equal the consideration which should have been paid by the Buyer in respect of such Management Subscription Rights if the Buyer had acquired these.


2.      Purchase Price
        --------------

2.1 The total consideration payable by the Buyer in favour of the Sellers for the assignment in ownership of the Shares and to the Management for the assignment in ownership of the Management Subscription Rights, if any, shall be the aggregate amount in Danish Kroner of


        (1) the consolidated net equity as per December 31, 1998 pursuant to the Consolidated 1998 Accounts, equal to DKK 722,755,000 (seven hundred twentytwo million seven hundred fiftyfive thousand Danish Kroner),

        (2) an amount in Danish Kroner equal to 2,127,245,000 (two billion one hundred twentyseven million two hundred fortyfive thousand), adjusted for

        (3)   the Shareholders' End of March Adjustment, less

        (4) the amount in Danish Kroner payable by the Company to the Management as additional consideration (in excess of the DKK 50,000,000 already settled) for the warrants purchased by the Company prior to the end of December 31, 1998.

2.2 The part of the Purchase Price paid by the Buyer in favour of any of the members of the Management selling their Management Subscription Rights to the Buyer shall be distributed between these members in proportion to their ownership interests in the Management Subscription Rights acquired by the Buyer.


3.      Conditions precedent
        --------------------

3.1 Closing is conditional upon each and every of the following conditions precedent having been satisfied (or waived by the relevant Party):


3.1.1   Conditions precedent which may be waived by the Buyer
        -----------------------------------------------------

        1. The Sellers shall have performed and complied in all material respects with their obligations under this Agreement on and before Closing so that the transactions contemplated by this Agreement are not in any material respect adversely affected.

        2. No litigation, proceeding or action shall have been instituted against any Party, seeking to restrain or prohibit the consummation of the transactions contemplated herein.

        3. All approvals, authorisations and consents by public authorities required by applicable EU or national law shall have been obtained, cf. clauses 3.2 - 3.4.

        4. The Purchase Price shall have been finally determined as set forth in Schedule 8.

        5. All activities conducted by the Company or any Subsidiary through any branch in Cuba shall have been disposed of or otherwise brought to an end. Such activities involve the contracting of three employees and an agency agreement.

3.1.2   Conditions precedent which may be waived by the Sellers
        -------------------------------------------------------

        1. The Buyer shall have performed and complied in all material respects with all of its obligations under this Agreement on and before Closing so that the transactions contemplated by this Agreement are not in any material respect adversely affected.

        2. No litigation, proceeding or action shall have been instituted against any Party, seeking to restrain or prohibit the consummation of the transactions contemplated herein.

        3. All approvals, authorisations and consents by public authorities required by applicable EU or national law shall have been obtained, cf. clauses 3.2 - 3.4.

        4. The Purchase Price shall have been finally determined as set forth in Schedule 8.

3.2 Each Party shall use its best efforts to cause that the conditions precedent are satisfied on or prior to July 1st 1999 or such later date as the Parties may subsequently agree upon. In particular, the Parties agree to promptly effect all necessary notifications to relevant anti-trust and other public authorities, including the European Commission, and to effect all other submissions and rendering of information requested or required by such authorities with a view to obtaining all approvals requisite for the consummation of the transactions contemplated by this Agreement.

       The Parties shall in common co-ordinate the proper and timely fulfilment of all notification requirements to be observed as a consequence of this Agreement. To this effect the legal advisors of the Sellers shall, at their request, have access (including by way of copies) to all information necessary for such notifications as well as to the notifications actually made and any correspondence etc. arising therefrom.Furthermore, at their request, the legal advisors of the Sellers shall have the right to participate in any and all meetings with relevant authorities.

3.3 If the conditions precedent set forth in clauses 3.1.1 (3) and 3.1.2 (3) have not been satisfied (or waived) on August 1st, 1999 at the latest, or such other date as the Parties may subsequently agree upon, the Sellers may at any time thereafter terminate this Agreement with immediate effect. In case of such termination neither of the Parties shall have any liability towards the other unless the reason for the conditions precedent not being satisfied is a consequence of the Buyer being in breach of any of its obligations under this Agreement.

3.4 If one or more of the approvals, authorisations and consents referred to in clauses 3.1.1 (3) and 3.1.2 (3) which in any material respect may have an adverse affect on the Group are not granted or are granted subject to undertakings, obligations or conditions which in a material respect may adversely affect the value of the Group, the Buyer may terminate this Agreement with immediate effect by written notice to the Sellers. In case of such termination neither of the Parties shall have any liability towards the other, unless the reason for the condition precedent not being satisfied is a consequence of any of the Parties being in breach of any of their obligations under this Agreement.

       If one or more of the approvals, authorisations and consents referred to in clauses 3.1.1 (3) and 3.1.2 (3) are not granted, but this does not in any material re-spect adversely affect the value of the Group, the Parties shall arrange for the Group to take such actions, including by way of disposing of any assets, as are necessary to obtain such consents or to avoid having to obtain such consents.

       If any of such approvals, authorisations and consents are granted subject to undertakings, obligations or conditions which do not in any material respect adversely affect the value of the Group, the Buyer shall accept such undertakings, obligations and conditions and the Parties shall without undue delay arrange for their fulfilment.

4.     Closing
       -------

4.1 Closing shall be held at the offices of Kromann & Munter, 14, Raadhuspladsen, DK-1550 Copenhagen V, Denmark on June 15, 1999 at 2 p.m. Danish time or, if all the conditions precedent have not been satisfied (or waived by the relevant Party), by a date within 5 business days after the conditions precedent have been satisfied, unless this Agreement has been terminated as set forth herein.

4.2 At Closing the Sellers shall deliver, or shall cause to be delivered, to the Buyer, the following documents and material:

       1. The original share certificates pertaining to the Shares duly endorsed in the name of the Buyer.

       2. The original convertible bonds and a statement duly signed by the Management according to which statement the Management Subscription Rights are transferred in ownership to the Buyer and/or the Company and the members of the Management accept that the amount payable by the Buyer and/or the Company in consideration thereof is paid with discharging effect as set forth in this Agreement.

       3. The Company's up-to-date, complete and original register of shareholders with the Buyer duly registered as the sole shareholder.

       4. The Company's up-to-date, complete and original minute book, including minutes of general meetings, meetings of the board of directors and audit minutes. The minute book shall include duly signed minutes of a meeting of the Company's board of directors, at which meeting the board of directors shall have granted their consent to the transfer in ownership of the Shares to the Buyer such as required in article 4.7 of the Company's articles of association.

       5. A letter of resignation signed by those members of the boards of directors of the Company and of the Subsidiaries as will be notified by the Buyer to the Sellers not later than 14 days before Closing. The resignation shall be effective as of Closing.

       6. A letter of resignation signed by those statutory auditors of the Company and of the Subsidiaries as will be notified by the Buyer to the Sellers not later than 14 days before Closing. The resignation shall be effective as of Closing.

4.3    At Closing the Buyer shall:

       1. Pay by wire transfer DKK 400,000,000 (four hundred million Danish Kroner) in cash into an Escrow Account (hereinafter referred to as the "Escrow Account") with Den Danske Bank Aktieselskab or another Danish bank agreed upon between the Parties (hereinafter referred to as the "Escrow Agent") subject to the terms of the Escrow Agreement attached hereto as Schedule 10 (and subject to any amendments which
                               -----------
            may be required by the Escrow Agent) as security for any Claim caused by a breach of any of the Sellers' representations and warranties in Section 5.

       2. Pay in favour of the Sellers the Purchase Price with addition of the Cost of Equity Adjustment (calculated from April 1, 1999 until and including the Closing Date), less the amount deposited in the Escrow Account as set forth in clause 4.3 (1) and less the Management Subscription Rights Consideration, in cash in Danish Kroner by wire transfer to two bank accounts, one of which will be designated by each of the Sellers prior to Closing. Such amount shall be divided equally between Lauritzen and EQT and one half of such amount shall be paid to each of the two bank accounts.

4.4    Except where amounts have been paid to the Buyer in accordance with 4.4
       (1) or shall remain in the Escrow Account in accordance with 4.4 (2), the principal of the Escrow Amount shall be released in favour of the Sellers as follows:

       Release Date    Release Amounts
       ------------    ---------------
       July 1, 2000    DKK 300,000,000
       July 1, 2001    DKK  25,000,000
       July 1, 2002    DKK  25,000,000
       July 1, 2003    DKK  25,000,000
       July 1, 2004    DKK  25,000,000

       (1) From the Escrow Account shall be released in favour of the Buyer amounts in respect of Claims raised and settled (either amicably or through arbitration as set forth in clause 9.11) between the Parties.

       (2) If at any Release Date any unsettled Claims exists, an amount corresponding to such unsettled Claims shall remain in the Escrow Account until the date at which such Claims are settled (either amicably or through arbitration as set forth in clause 9.11) between the Parties.

4.5    Lauritzen and EQT undertake to use the proceeds referred to in clause 4.3
       (2) to settle any and all fees and expenses payable to Alfred Berg Bank A/S in respect of services rendered in connection with the IPO prepared and to their advisors incurred in connection with negotiating, delivering and consummating this Agreement.

4.6 The Buyer warrants that the amount referred to in 2.1 (4) and the Management Subscription Rights Consideration shall be effectively settled by the Company.

5.     Representations and warranties of the Sellers
       ---------------------------------------------

5.1 Effective as of the execution of this Agreement (and with respect to clauses 5.1.2 (Authority) effective also as of Closing and clauses 5.1.3 (Title to shares) and 5.1.4 (Title to Management Subscription Rights) effective only as of Closing) the Sellers - unless otherwise specifically stated herein - on a pro rata basis in proportion to their ownership interests in the Shares make the following representations and warranties to the Buyer:

5.1.1  Organisation and qualification
       ------------------------------

       a) Each of the Company, the Subsidiaries and the Associated Companies is a corporation or a limited liability company duly organised, validly existing and in good standing under the laws of its jurisdiction of incorporation, with all requisite corporate power and authority to own, operate and lease its assets and to carry on its business as it is now being conducted.

5.1.2  Authority
       ---------

       a) Each of the Sellers represents and warrants with respect to itself, that it has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

       b) Each of the Sellers represents and warrants with respect to itself, that its execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby have, to the extent legally required or required by corporate governance, been duly authorised by its board of directors, and this Agreement constitutes a valid and binding obligation enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency or other similar laws which affect the enforcement of creditors' rights in general.

       c) Each of the Sellers represents and warrants with respect to itself, that there are no actions, claims or other proceedings or investigations pending or threatened against or involving the Sellers, which, individually or in the aggregate, prevent the Sellers from consummating the transactions contemplated by this Agreement or affect the validity or enforceability of this Agreement.

5.1.3  Title to the Shares
       -------------------

       a) Each of the Sellers represents and warrants with respect to itself, that it is the legal and beneficial owner of the part of the Shares attributable to it as set forth in Schedule 11 and is capable at
                                              -----------
           Closing of transferring the title to the relevant part of the Shares to the Buyer free and clear of any lien, claim, charge, option or other encumbrance.

5.1.4  Title to the Management Subscription Rights
       -------------------------------------------

       a) The Sellers are capable at Closing of having the title to the Management Subscription Rights transferred to the Buyer and/or the Company free and clear of any lien, claim, charge, option or other encumbrance.

5.1.5  Capitalisation
       --------------

       a) The Shares have all been properly and validly issued and are fully paid.

       b) With exception of the Management Subscription Rights the Company and the Subsidiaries have not issued any debt convertible into shares nor have the Company or the Subsidiaries issued any warrants or any other instruments entitling any third party to acquire or subscribe for shares in the Company or any of the Subsidiaries.

5.1.6  Subsidiaries and Associated Companies
       -------------------------------------

       a) The Company is, directly or indirectly, the legal and beneficial owner of the shares in the Subsidiaries and the Associated Companies to the extent set forth in Schedules 2 and 9 and such shares are free and clear of any lien, claim, charge, option or other encumbrance.

       b) Neither the Company nor any Subsidiary has agreed to acquire any direct or indirect ownership in any other companies.

       c) None of the Subsidiaries or the Associated Companies have been dissolved or declared bankrupt and no resolution to dissolve any of these companies have been adopted by any Subsidiary or, to the Knowledge of the Seller, by any Associated Company.

5.1.7  Accounts
       --------

       a) The Consolidated 1998 Accounts have been prepared in accordance with the accounting provisions of the Danish Company Accounts Act ("Arsregnskabsloven") and with the Accounting Principles applied on a consistent basis as set forth in such accounts.

       b) The Consolidated 1998 Accounts give a true and fair view ("retvisende" as defined in the Danish Company Accounts Act) of the group's (as defined in such accounts) assets and liabilities, financial position and profit for 1998.

       c) The Company can collect the receivable included in the Consolidated 1998 Accounts with respect to Fincantieri equal to DKK 87,081,000.

       d) Pension liabilities for employees employed as of December 31, 1998 by the Company and any Subsidiary are either fully funded or provided for in the Consolidated 1998 Accounts and any unfunded liabilities with respect to such employees have been computed and accounted for on an actuarial basis.

5.1.8  Adequacy of assets
       ------------------

       a) The assets, to which the Company and each Subsidiary have a good and marketable title, or a valid leasehold interest in, include all assets necessary for the conduct of the Company's and each Subsidiary's businesses as conducted during 1998 and as presently conducted and include substantially all of those assets actually used in the conduct of the businesses in the period from January 1, 1998 up to the date hereof except as disposed of in the ordinary course of business.

5.1.9  Tax
       ---

       a) All Tax returns required to be filed by the Company and each Subsidiary and, to the Knowledge of the Sellers, by each Associated Company have in all material respects been duly filed within applicable time limits pursuant to applicable laws.

       b) Neither the Company nor any Subsidiary are involved in a dispute in relation to Tax involving a claim made in excess of DKK 2,000,000 for the Company and its Subsidiaries taken as a whole. To the

          Knowledge of the Sellers no such dispute is threatened against the Company or any Subsidiary.

       c) Sabroe do Brazil is under no obligation with respect to Tax claims in respect of any Tax liability of its former subsidiary Sabroe Tupinequim Technica.

5.1.10 Real estate and environmental issues
       ------------------------------------

       a) Except for any real estate which may have been disposed of in the course of normal business, the Company and each Subsidiary have good and marketable title to, or a valid leasehold interest in, the real estate reflected in the Consolidated 1998 Accounts.

       b) The Company and the Subsidiaries have in all material respects conducted their business in compliance with relevant environmental laws and environmental licenses.

       c) Neither the Company nor any of the Subsidiaries are engaged in any dispute with a public authority relating to environmental laws involving a claim, including claims for investments to be made, in excess of DKK 2,000,000 and to the Knowledge of the Sellers no such dispute is threatened.

       d) There are no unusual or onerous liens or encumbrances restricting in any material respect the business of the Company and the Subsidiaries (on a consolidated basis) as it is now being conducted.

5.1.11 Intellectual property rights
       ----------------------------

       a) The Company and the Subsidiaries, and, to the Knowledge of the Sellers, the Associated Companies hold valid title or license to use all patents, designs, tradenames, trademarks and know-how necessary for the Group to carry out its business in all material respects as done hitherto.

       b) Neither the Company nor any of the Subsidiaries are engaged in any dispute in which any third party has claimed that any of these companies infringe the intellectual property rights of the third party and in which dispute the third party has claimed an amount in excess of DKK 2,000,000 or which in any material respect may adversely affect the business of the Group. To the Knowledge of the Sellers no such dispute is pending or threatened.

5.1.12 Employees
       ---------

       a) All employment contracts with the employees of the Company and of the Subsidiaries and, to the Knowledge of the Sellers, the Associated Companies have been entered into in the best interest of the relevant companies.

       b) The employees of the Company and of the Subsidiaries and, to the Knowledge of the Sellers, the Associated Companies have been employed on terms and conditions which in all material respects are consistent with normal practices in the relevant labour markets.

       c) No employee of the Company or any Subsidiary (with an annual salary in excess of DKK 500,000 payable in cash (excepting Mr. Steen Paulsen)) has been granted a notice period in excess of 12 months or any severance payments (other than required by law). All managing directors of such companies have undertaken non-compete clauses.

          d) The operations of the Company and the Subsidiaries are in all material respects in compliance with health and safety regulations required by law.

5.1.13    Insurance
          ---------

          a) The insurance policies taken out by the Company and its Subsidiaries as set forth in Schedule 12 are in effect.
                                            -----------

          b) There are no outstanding individual claims in excess of DKK 2,000,000 under any of the said insurance policies where the insurer has rejected to cover the claim made.

5.1.14    Litigation
          ----------

          a) Neither the Company nor any of the Subsidiaries are engaged in any litigation or arbitration involving a statement of claim in excess of DKK 2,000,000 or which may have a similar material adverse affect on the position of the Group and to the Knowledge of the Sellers no such litigation or arbitration is pending or threatened. Adequate provisions (in the aggregate) have been made in the Consolidated 1998 Accounts with respect to such pending litigation.

5.1.15    Change of ownership
          -------------------

          a) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not

               1. allow any third party to terminate, rescind or in any other way break off or modify any material contractual relationship with the Company or any Subsidiary,

               2. entitle any director, manager or employee of the Company or any Subsidiary to receive any termination or severance payment, or

               3. violate, conflict with or result in a violation or breach of the terms, conditions or provisions of any material agreement executed by the Company or any Subsidiary.

5.1.16    Competition law
          ---------------

          a) The Company and the Subsidiaries have in all material respects conducted their business in compliance with applicable competition laws.

5.1.17    Disclosures
          -----------

          a) To the Knowledge of the Sellers the following information has in a fair manner been disclosed to the Buyer in the Due Diligence
               Documentation:

               1. All loan agreements and similar financial arrangements to which the Company or any Subsidiary is a party involving a payment obligation in excess of DKK 5,000,000.

               2. All written agreements by way of which the Company and the Subsidiaries since May 1st, 1996 have acquired or disposed of any ownership interest in any legal entity or business.

               3. Samples of collective labour agreements and pension arrangements (other than as required by law) entered into by the Company or the Subsidiaries and which are still in effect.

5.1.18    Conduct of Businesses after January 1, 1999
          -------------------------------------------

          a) Since January 1, 1999 the businesses of the Company, each Subsidiary, and to the Knowledge of the Sellers of each Associated Company

               1. have been conducted only in the ordinary course, without any interruption or alteration in nature, scope or manner and consistent with past practices;

               2. have not suffered any change or condition which, in any case or in the aggregate, has had a material adverse effect upon the Group's condition (financial or otherwise), assets, liabilities, businesses, operations or prospects.

6.        Representations and warranties of the Buyer
          -------------------------------------------

6.1 Effective as of the execution of this Agreement and as of Closing the Buyer represents and warrants the following to the Sellers:

6.1.1     Organisation and qualification
          ------------------------------

          a) The Buyer is a company duly organised, validly existing and in good standing under the laws of its jurisdiction of incorporation with all requisite corporate power and authority to own, operate and lease its assets and to carry on its business as it is now being conducted.

6.1.2     Authority
          ---------

          a) The Buyer has full corporate power and all necessary authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

          b) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have, to the extent legally required or required by corporate governance, been duly authorised by the Buyer's board of directors and no other corporate proceedings on the part of the Buyer are necessary to authorise this Agreement or to consummate the transactions contemplated hereby. This Agreement constitutes a valid and binding obligation of the Buyer enforceable against the Buyer in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency or other similar laws which affect the enforcement of creditors' rights in general.

          c) There are no actions, claims or other proceedings or investigations pending or threatened against or involving the Buyer, which, individually or in the aggregate, prevent the Buyer from consummating the transactions contemplated by this Agreement or affect the validity or enforceability of this Agreement.

7.        Additional covenants
          --------------------

7.1       Restrictive covenant
          --------------------

          If this Agreement is terminated, irrespective of the cause for such termination, for a period of two years from such termination, the Buyer shall not, and shall cause each of the Buyer's Group Companies not to, directly or indirectly, engage, employ, solicit or contact with the view to his or her engagement or employment any of the persons listed in Schedule 13.
                            -----------

7.2       Interim relations
          -----------------

7.2.1 Pending Closing the Sellers shall cause that the business of the Company and of the Subsidiaries and, to the extent possible, of the Associated Companies is carried out in the ordinary course of business consistent with past practice so as to maintain the Group as a going concern.

7.2.2 No dividends shall be made from the Company regarding the fiscal year 1998 or any prior fiscal year.

7.2.3 Pending Closing, a transaction which, given the Company's activities, is unusual or of a substantial magnitude such as any business acquisitions or capital expenditures in excess of DKK 5,000,000 shall require the Buyer's prior written consent. Effective promptly upon execution, the Buyer shall have the right to nominate one (1) member of the Company's Board of Directors.

7.3       Further assurances
          ------------------

          Each of the Parties shall execute such documents and take such actions as may be reasonably required to carry out the provisions of this Agreement and the transactions contemplated hereby.

8.        Remedies
          --------

8.1       General
          -------

8.1.1 The Sellers, pro rata in proportion to their ownership interests in the Shares, hereby undertake to indemnify the Buyer for all Losses actually suffered by the Buyer as a result of any breach of the representations and warranties or covenants of the Sellers under this Agreement.

8.1.2 In case of any breach of clauses 5.1.2 (Authority), 5.1.3 (Title to the Shares) or 5.1.4 (Title to the Management Subscription Rights), the Buyer shall have as its only and exclusive remedy the right to rescind this Agreement.

8.2       Claims
          ------

8.2.1 In order to be valid, any claims made by the Buyer under this Agreement (hereinafter referred to as a "Claim") shall be notified in writing to the Sellers as follows:

          1. Each Claim shall state its specific grounds and the amount claimed and shall be accompanied by all written documentation necessary to reasonably support the Claim, and

          2. each Claim shall be notified in writing by the Buyer to the Sellers no later than 45 days after the Buyer has become aware of the circumstances giving rise to the Claim.

8.2.2 Claims of a general nature which do not identify the grounds on which they are based or are not accompanied by the documentation set forth in 8.2.1 (1) shall not be considered as valid under this Agreement. Furthermore, failure to give notice of any Claim within the time period specified in clause 8.2.1 (2) shall automatically result in the Claim being forfeited by the Buyer.

8.2.3 The Buyer shall not be entitled to make any Claims with respect to any breach of the Sellers' representations and warranties in Section 5 if, and to the extent, the basis or potential for such Claims has been fairly disclosed in the Due Diligence Documentation, fairly disclosed in any other way by the Sellers or otherwise within the Buyer's Knowledge as of the execution of this Agreement. To the extent the Due Diligence Documentation has contained any untrue statement of material fact or has omitted a material fact necessary in order to make the statements actually made in the Due Diligence Documentation not misleading, the existence of such statements in the Due Diligence Documentation, shall be deemed not to have been disclosed.

8.3       Dead-line for submission of Claims
          ----------------------------------

          The Sellers shall have no liability under this Agreement with respect to any Claim notified to the Sellers after June 30, 2000 provided, however, that the Sellers remain liable with respect to any Claim relating to Tax and environmental issues until June 30, 2004

8.4       Third party claims
          ------------------

          In the event any third party asserts any claim, based on which a Claim is notified to the Sellers, the Sellers shall have the right, at their election, risk and expense, to control the defence of such third party claim by giving notice within 30 days from the date of the Claim having been notified to the Sellers. The Buyer shall cause the relevant company to co-operate with the Sellers and with any counsel appointed by the

          Sellers. The Buyer shall cause that such third party claims and any counterclaims are not settled and that no liability is admitted without the prior written consent of the Sellers. The Sellers shall keep the Buyer informed in reasonable detail during the defence of any such third party claims.

8.5       Losses
          ------

          Any Loss for which a Claim is notified to the Sellers shall be calculated in accordance with the laws and general rules of law of Denmark subject to the following principles:

          1. the effect of any Tax benefit or saving by the Buyer, the Company or by any of the Subsidiaries shall be deducted when calculating the Loss;

          2. the amount of any compensation or other recovery (including without limitation insurance proceeds) actually paid to the Buyer, the Company and/or the Subsidiaries shall be deducted when calculating the Loss. If a Claim has been settled by the Sellers and the relevant company subsequently recovers any payment or compensation with respect to such Claim the Buyer shall pay to the Sellers the amount so recovered;

          3. the occurrence of or increase of a Loss being the direct consequence of any changed law or accounting principles adopted subsequent to the Closing Date shall be disregarded;

          4. the occurrence of or the increase of a loss being the result of any act or omission on the part of the Buyer, the Company and/or the Subsidiaries subsequent to the execution of this Agreement shall be disregarded;

          5. any indemnification to be made by the Sellers shall equal the amount of the Loss actually sustained by the Company or by the Subsidiaries with-out taking into consideration any multiple based on price earnings or similar ratios;

          6. in calculating whether or not a Loss exceeds the thresholds in clause 8.6, Losses sustained in foreign currencies shall be converted into DKK at the time when the Claim is made;

          7. an amount equal to the amount by which any provision made in the Consolidated 1998 Accounts is proved to have been overstated, is set-off in the total Loss, if any, suffered;

8.6       Principles for determining the indemnification
          ----------------------------------------------

8.6.1     The Sellers shall only be liable for indemnification provided that

          1. the aggregate Claims exceed DKK 45,000,000 (fortyfive million Danish Kroner) and then including the portion of the aggregate Claims below such amount, and

          2. only individual Claims exceeding DKK 2,000,000 (two million Danish Kroner) such as notified and calculated in accordance with the terms of this Agreement shall be considered when determining whether or not the threshold equal to DKK 45,000,000 is exceeded.

8.6.2 The maximum indemnification claimable against the Sellers shall in no event exceed DKK 400,000,000 (four hundred million Danish Kroner).

8.7       Mitigating matters
          ------------------

8.7.1 The Buyer shall, and shall cause that the Company and the Subsidiaries, use all reasonable efforts to mitigate any Loss for which a Claim is notified to the Sellers.

8.7.2 In the event of a Claim in respect of a matter which in the Sellers' reasonable opinion is capable of cure, the Sellers shall have the right, exercisable upon written notice to the Buyer, to attempt to cure within a reasonable period of time the matter resulting in the Claim.

8.8       Exclusive remedies
          ------------------

8.8.1 Except as specifically provided for in this Agreement the Sellers do not make any representation nor give any warranty to the Buyer.

8.8.2 Except as otherwise specifically provided for in this Agreement the remedies provided for in Section 8 shall be the exclusive remedies of the Buyer with respect to any breach of any representation or warranty made by the Sellers or covenant undertaken by the Sellers in this Agreement. In particular the Buyer hereby renounces any right that it may have, or subsequently acquire, under the laws of Denmark to otherwise rescind this Agreement or to claim a proportional reduction of the Purchase Price (in Danish "forholdsmaessigt afslag").

9.        Other Provisions
          ----------------

9.1       Entire Agreement
          ----------------

          This Agreement supersedes any oral or prior written agreement or understanding between the Parties, undertaking, representation and warranty of any kind with respect to all matters referred to in this Agreement.

9.2       Confidentiality
          ---------------

9.2.1 Information acquired by the Parties regarding each other or regarding any Group Company in connection with the negotiations for, entering into, and the consummation of this Agreement shall be deemed to be confidential information, which the Parties are, without limit of time, not entitled to use or pass on to any third party except

          1.   with prior written consent of the other Parties;

          2. as may be required by law, applicable accounting or stock exchange regulations or order of a court of competent jurisdiction; and

          3. to its auditors, legal counsel and other advisors who are required by law or written agreement to observe secrecy.

          Any disclosure pursuant to clause 9.2.1 (2) requires prior notice to and consultation with the other Parties.

9.2.2 For purpose of this clause, the requirement as to observe confidentiality shall not apply to any information which

          1. was available to the general public at the time of its disclosure;

          2. becomes available to the general public other than as a result of any non-compliance with this clause;

          3. is provided to the disclosing party by a third party who is lawfully in possession of such information and who has a lawful right to disclose it;

          4. was in the possession of the disclosing party at the time of the execution of the Confidentiality Agreement signed by the Buyer; or

          5.   was independently developed by the disclosing party.

9.2.3 Each Party shall cause their respective employees, agents and representatives not to disclose to any third party or to use or exploit for any purpose whatsoever any such information which the Party itself is prohibited from disclosing or using pursuant to this clause 9.2.

9.3       Publicity
          ---------

9.3.1 The Parties have jointly prepared a press release and information to the employees affected by the transaction contemplated, Schedule 14,
                                                                  -----------
          and Lauritzen has prepared a statement to the Copenhagen Stock Exchange in the form set forth in Schedule 15.
                                            -----------

9.3.2 The Parties agree that the terms and conditions of this Agreement shall not be made public except as may be required by applicable law or regulation.

9.4       Severalibility
          --------------

9.4.1 This Agreement shall be interpreted insofar as possible in accordance with the laws of Denmark. Should one or more of the provisions of this Agreement cease to apply or be modified as a result of invalidity, voidability or for other reason this shall not affect the validity of the remaining provisions of this Agreement.

9.4.2 If one or more of the provisions of this Agreement are held to be contrary to the rules of the laws of Denmark or the laws of any jurisdiction which cannot be dispensed with by agreement, the Parties agree that the provision(s) shall be modified and shall apply with such contents as may be validly agreed and that the remaining provisions of this Agreement shall still be applicable.

9.5       Notices
          -------

          All the notices between the Parties concerning matters arising out of this Agreement shall be sent by ordinary post or fax and be confirmed by registered letter within 48 hours after transmission to the following addresses unless these are changed to another address with a notice of at least 5 days:

          For the Sellers:    Bent ostergaard, Managing Director
                              J. Lauritzen Holding A/S
                              Sankt Annae Plads 28
                              1291 Copenhagen K
                              Denmark
                              (Fax No. +45 33 11 26 96)

          with a copy to:     Bjorn Hoi Jensen, Partner
                              EQT Partners A/S

                              Amaliegade 37
                              1256 Copenhagen K
                              Denmark
                              (Fax No. +45 33 12 18 36)

          For the Buyer:      Robert N. Pokelwaldt, Chairman
                              York International Corporation
                              631 South Richland Avenue
                              York, PA 17403
                              United States of America
                              (Fax No. 717 771-7440)

          with a copy to:     Jane G. Davis, Vice President
                              York International Corporation
                              631 South Richland Avenue
                              York, PA 17403
                              United States of America
                              (Fax No. 717 771-7440)

9.6       Binding effect and no assignment
          --------------------------------

9.6.1 This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors.

9.6.2 This Agreement may not be assigned in whole or in part by any Party without the consent of the other Parties or by operation of law.

9.7       Expenses
          --------

9.7.1 Any and all share transfer taxes and stamp duties payable as a result of this Agreement and the transactions contemplated hereby shall be divided equally (50/50) between the Buyer and the Sellers.

          Notification and payment of the share transfer tax payable to the Danish tax authorities shall be made within 4 weeks of the execution of this Agreement.

          Within two weeks of signing of this Agreement the Buyer and EQT shall pay to Lauritzen their part of the share transfer taxes payable. Lauritzen will arrange for timely notification and payment of the Danish share transfer tax.

9.7.2 Each Party shall bear the fees and other expenses payable to their own advisors incurred in connection with negotiating, delivering and consummating this Agreement.

9.8       Waiver and amendments
          ---------------------

          This Agreement may be amended and the terms hereof may be waived only by written instrument signed by the Parties or in the case of a waiver, by the Party waiving its rights under this Agreement.

9.9       Survival
          --------

          Sections 9 (Other Provisions) and clauses 5.1.2 (Authority), 6.1.1 (Organisation and qualification), 6.1.2 (a) and (b) (Authority), 7.1 (Restrictive covenant) and 8.8 (Exclusive remedies) shall survive termination of this Agreement irrespective of the cause of such termination.

9.10      Headings
          --------

          The headings inserted are for convenience and reference only and shall not be used to construe or interpret this Agreement.

9.11      Governing law and arbitration
          -----------------------------

9.11.1 This Agreement and any dispute or claim arising out of or in connection with this Agreement shall be governed by and construed in accordance with the laws of Denmark.

9.11.2 With exception of any dispute to be finally resolved in accordance with Schedule 8, any dispute or claim arising out of or in connection with this Agreement shall be finally settled in accordance with the "Rules of procedure of the Danish Institute of Arbitration (Copenhagen Arbitration)".

          The Court of Arbitration shall be composed of three arbitrators. The Buyer and the Sellers (jointly) shall each appoint one arbitrator and the Copenhagen Arbitration shall appoint the third arbitrator who shall be the chairman of the Court of Arbitration. If a Party has not appointed an arbitrator within 30 days of having requested or received notice of the arbitration, such arbitrator shall be appointed by the Copenhagen Arbitration.

          The place of arbitration shall be Copenhagen.

          The language of the arbitration shall be English.

          The Court of Arbitration shall award the Parties legal costs and divide the costs payable to the Court of Arbitration in proportion to the Court of Arbitration ruling in favour of the claims and statements made by the Parties.

9.12      Schedules
          ---------

          Schedule 1:   List of direct investors.
          Schedule 2:   Associated Companies.
          Schedule 3:   Consolidated 1998 Accounts.
          Schedule 4:   Due Diligence Documentation.
          Schedule 5:   Sellers' Knowledge.
          Schedule 6:   Management.
          Schedule 7:   Management Subscription Rights.
          Schedule 8:   Shareholders' End of March Adjustment.
          Schedule 9:   Subsidiaries.
          Schedule 10:  Escrow Agreement.
          Schedule 11:  Division of Shares.
          Schedule 12:  Insurance policies.
          Schedule 13:  Persons comprised by the restrictive covenant.
          Schedule 14:  Press release and employee information.
          Schedule 15:  Statement to the Copenhagen Stock Exchange.

10.       Signatures
          ----------

          This Agreement has been executed in three original copies and one copy has been given to each of the Parties.

                           Copenhagen, March 27, 1999

          For J. Lauritzen Holding A/S       For York International
                                             Corporation:

          ___________________________   __________________________

          On behalf of the direct investors listed in Schedule 1.

          For EQT Scandinavia Ltd.:

          ___________________________